Exhibit 99.4
Form 8-K
aVinci Media Corporation
File No. 000-17288

Press Release Source:	aVinci Media Corporation

Secure Alliance Holdings Corporation Changes Its Name to aVinci Media Corporation, Effects a Reverse Stock Split and Announces Closing of Merger Agreement

Houston, Texas, June 6, 2008--(BUSINESS WIRE)-- Secure Alliance Holdings Corporation (Pink Sheets: SAHC.PK) (the “Company”) is pleased to announce that it has completed the merger of its wholly owned subsidiary, SMG Utah, LC, a Utah limited liability company (“Merger Sub”), with and into Sequoia Media Group, LC, a Utah limited liability company (“Sequoia”), pursuant to that certain Agreement and Plan of Merger dated as of December 6, 2007, by and among Sequoia, the Company and Merger Sub, as amended, such that (i) Sequoia has become the surviving entity and a wholly owned subsidiary of the Company and (ii) each Sequoia membership interest automatically converted into the right to receive 0.87096285 shares of common stock, par value $.01 per share, of the Company.  As a result of the merger, each member of Sequoia have become stockholders of the Company and, in the aggregate, own approximately 80% of the common stock of the Company.

Prior to the merger, the Company (i) effected a 1-for-2 reverse stock split of its common stock, such that each holder of common stock received one share for each two shares they own, (ii) increased the number of authorized shares of its common stock from 100,000,000 to 250,000,000 and authorized a class of preferred stock consisting of 50,000,000 shares of $.01 par value preferred stock, (iii) changed its name to “aVinci Media Corporation”, and (iv) entered into its 2008 stock incentive plan, all of which were approved by stockholders at a special meeting of stockholders held on May 29, 2008.

The Company is currently working with the OTC Bulletin Board Coordinator for NASDAQ Market Operations to obtain a new trading symbol.

Upon consummation of the merger, Jerrell G. Clay, the Chief Executive Officer of the Company, and Stephen P. Griggs, the President, Chief Operating Officer, Principal Financial Officer and Secretary of the Company, resigned.  Concurrently, the following were appointed as the executive officers of the Company: Chett B. Paulsen was appointed the President and Chief Executive Officer, Richard B. Paulsen was appointed Vice President and Chief Technology Officer, Edward “Ted” B. Paulsen was appointed Secretary/Treasurer and Chief Operating Officer and Terry Dickson was appointed Vice President of Marketing and Business Development.  In addition, the Board of Directors of the Company increased the size of the Board from two members to seven members.  The Board filled the five vacancies created by such increase by appointing as additional directors Chett B. Paulsen, Richard B. Paulsen, Edward B. Paulsen, John E. Tyson and Tod M. Turley.

The new name, address and telephone number of the Company is aVinci Media Corporation, 11781 South Lone Peak Pkwy., Suite 270, Draper, UT  84020, (801) 495-5700.

About the Company

The Company, formerly Tidel Technologies, Inc., completed the sale of its Cash Security business on October 2, 2006 and has had substantially no operations since that date.  Upon consummation of the merger, the business operations of Sequoia have become the operations of the Company.  Sequoia, based in Draper, Utah, is revolutionizing the way life events and memories are shared and preserved. Sequoia developed the aVinci® Experience to simplify and automate the process of creating professional-quality multi-media products using personal photos and videos. Sequoia’s patented technology delivers complete, refined products including DVD’s, photo books, posters and other products – not a complicated software tool requiring time and training to generate finished products. Sequoia distributes products through leading retailers, photo websites and image service providers.  For more information, visit www.avincimedia.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 that represent the Company’s current expectations and beliefs, including, among other things, strategic initiatives. The forward-looking statements and related assumptions involve risks and uncertainties that could cause actual results and outcomes to differ materially from any forward-looking statements or views expressed herein.